ADDENDUM TO THE JOINT VENTURE AGREEMENT MADE BETWEEN IMEX INTERNATIONAL CORP. AND QUADRA ENERGY SYSTEMS INC., DATED MAY 31, 2010.

This Addendum is made and is effective this 2nd day of August 2010.

Addition to SECTION 1.1 – Organization and Interest of Parties.

IMEX and QES agree to enter into a joint venture (the “JV”), with IMEX to function as general operator in charge of the day to operations of the JV. The name of the corporation shall be “Carib Green Industries” or such other name the Management Committee properly decides from time to time. The Interests in the Joint Venture shall be as follows:

IMEX	40%
QES	60%

As used herein, "Interest" shall mean, as to each Party, the undivided percentage interest of such Party in the Joint Venture as the same may exist from time to time. The equity share will always remain constant amongst QES and IMEX even if a third party decides to offer equity participation for any particular project, although in such case(s) the total equity owned by QES and IMEX may be reduced to below 100% To earn its 40% interest in the JV, IMEX shall source and deliver feedstock material of used tires and shall be the general operator and exclusive importer and distributor of the QES2000 Systems in the Territory.

To earn its 60% interest in the JV, QES shall deliver, install and train the staff required to operate the QES2000 Systems required from time to time in the Territory, it being understood that the title and ownership for any QES20000 System installed shall remain the property of QES until payment of the amount of USD$650,000 from the earnings of the JV for such installed QES2000 System shall be paid to QES.

The Management Committee shall have full authorization to determine how earnings will be allocated. Further, the Management Committee shall determine when earnings will be allocated 40% to Imex and 60% to QES and also when earnings shall be applied as payment towards the QES2000 System.

IN WITNESS WHEREOF the parties hereby executed this Addendum agreement as of the day, month and year first above written.

Quadra Energy Systems Inc. By:

/s/ Rosemary Samuels Rosemary Samuels Imex International Corp By: /s/ Dennis Dalley Dennis Dalley